Exhibit 99.1

EVgo Inc. Reports First Quarter 2023 Results

●	Revenue grew to $25.3 million in the first quarter, representing an increase of 229% year-over-year.
●	Network throughput reached 17.9 gigawatt-hours (“GWh”) in the first quarter, an increase of 124% year-over-year.
●	Double-digit utilization realized in several new markets, including markets outside of California.
●	Ended the first quarter with approximately 3,100 stalls in operation or under construction, with nearly 220 new stalls added to the EVgo network during the quarter.
●	Added more than 67,000 new customer accounts in the first quarter, reaching approximately 614,000 overall at the end of the quarter.
●	Announced expanded agreement with Chevron, with EVgo selected as an EV-charging provider of choice for Chevron and Texaco stations.
●	Entered into a new agreement with Audible to bring trial memberships to EVgo customers later in 2023.

Los Angeles – May 9, 2023 – EVgo Inc. (Nasdaq: EVGO) (“EVgo” or the “Company”) today announced results for the first quarter ended March 31, 2023. Management will host a conference call today at 11:00 a.m. ET / 8:00 a.m. PT to discuss EVgo’s results and other business highlights.

Revenue increased to $25.3 million in the first quarter of 2023, compared to $7.7 million in the first quarter of 2022, representing 229% year-over-year growth. Revenue growth was primarily driven by year-over-year increases in charging and eXtend revenues.

Network throughput increased to 17.9 GWh in the first quarter of 2023, compared to 8.0 GWh in the first quarter of 2022, representing 124% year-over-year growth. The Company added approximately 67,000 new customer accounts during the first quarter, bringing the overall number of customer accounts to approximately 614,000 at quarter-end, an increase of approximately 63% year-over-year.

“First quarter revenue growth was fueled by triple digit throughput growth as network utilization continues to increase faster than operational stall growth and EV adoption, demonstrating the strength of our business model,” said Cathy Zoi, EVgo CEO. “EVgo is investing ahead of the mass adoption of EVs in the United States and installed a record number of new stalls during the quarter. We also announced an exciting expansion of our program with Chevron, which is designed to pave the way for fast charging at conveniently located gas stations across the country. We expect revenue to increase over the remainder of the year as we benefit from increasing EV adoption, the mobilization of new, faster stations, and the deployment of EVgo eXtend sites with our partners.”

Business Highlights

●	Program with Chevron: EVgo and Chevron entered into a new agreement to offer Chevron locations across the U.S. a turnkey DC fast charging solution with a variety of ownership models, including EVgo eXtend. Through the agreement, Chevron and Texaco branded stations nationwide will have access to industry-leading fast charging equipment and integrated solutions from EVgo through both the Company’s traditional EVgo-owned offering as well as EVgo eXtend. Under the agreement, EVgo will provide hardware, design, and construction of up to 350kW charging at these sites, as well as operations and maintenance, and networking and software solutions.
●	EVgo Advantage: Entered into a new agreement with Audible to bring trial memberships to EVgo customers later in 2023, making relevant audiobooks and Audible Original podcasts available to EV drivers while they charge.
●	Stall Development: The Company ended the first quarter of 2023 with approximately 3,100 stalls in operation or under construction. EVgo added nearly 220 new DC fast charging stalls to its network during the quarter.
●	Active Engineering and Construction (E&C) Stall Development Pipeline: The Company’s pipeline was approximately 3,500 stalls as of the end of the first quarter of 2023.
●	EVgo eXtendTM: During the first quarter, the Company continued delivering charging equipment and pre-engineering work for projects under the Pilot Flying J/GM program, and began site mobilization in the second quarter of 2023.
●	EVgo Autocharge+: Autocharge+ exceeded 10% of total charging sessions initiated.
●	Fleet Partnerships: EVgo won contracts for a second site at MHX, a behind-the-fence, class 8 truck company, and a second site at a national food and beverage company -- both of which include EVgo Optima™, the Company’s proprietary fleet management software.
●	PlugShare: Plugshare reached nearly 3.4 million registered users and achieved the milestone of 6.0 million check-ins since inception.
●	Public-Private Partnership: EVgo was awarded $7.3 million from the California Energy Commission’s (“CEC”) California Electric Vehicle Infrastructure Project (“CALeVIP”) 2.0 program to deploy more than 100 350kW chargers across 19 locations in disadvantaged and/or low-income census tracts.
●	Equity Issuance: In April 2023, the Company issued approximately 890,000 shares of Class A common stock with $5.7 million raised in net proceeds through an “at-the-market” equity offering.

Financial & Operational Highlights

The below represent summary financial and operational figures for the first quarter of 2023.

●	Revenue of $25.3 million
●	Network Throughput of 17.9 gigawatt-hours
●	Customer Account Additions of approximately 67,000 accounts
●	Gross Profit of $41 thousand
●	Net Loss of ($49.1) million

●	Adjusted Gross Profit of $6.4 million[1]
●	Adjusted EBITDA of ($20.1) million[1]
●	Cash Flows Used in Operating Activities of ($19.3) million
●	Capital Expenditures of ($65.2) million

1Adjusted Gross Profit / (Loss) and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

Unaudited, dollars in thousands	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q1'23 vs Q1'22
Charging revenue, retail	$3,502	$4,389	$5,176	$5,828	$6,615	89%
Charging revenue, commercial	709	654	678	1,322	1,715	142%
Charging revenue, OEM	151	189	252	349	552	266%
Regulatory credit sales	1,378	2,128	1,178	968	1,215	(12)%
Network revenue, OEM	490	887	448	626	2,699	451%
eXtend revenue	80	131	1,543	16,689	10,292	* %
Ancillary revenue	1,390	698	1,234	1,521	2,212	59%
Total revenue	$7,700	$9,076	$10,509	$27,303	$25,300	229%

*Percentage greater than 999%.

Unaudited, dollars in thousands	Q1'23	Q1'22	Better (Worse)
Network Throughput (GWh)	17.9	8.0	124%
GAAP revenue	$25,300	$7,700	229%
GAAP gross profit (loss)	$41	$(600)	107%
GAAP gross margin	0.2%	(7.8%)	800 bps
GAAP net loss	$(49,081)	$(55,266)	11%
Adjusted Gross Profit[1]	$6,405	$2,865	124%
Adjusted Gross Margin[1]	25.3%	37.2%	(1,190) bps
Adjusted EBITDA[1]	$(20,067)	$(18,176)	(10)%

	Q1'23	Q1'22
Cash flows used in operating activities	$(19,343)	$(19,831)
Capital expenditures	$(65,246)	$(28,274)

1 Adjusted Gross Profit / (Loss), Adjusted Gross Margin and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with GAAP. For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

2023 Financial & Operating Guidance

EVgo is affirming 2023 guidance as follows:

●	Total revenue of $105 – $150 million
●	Adjusted EBITDA of ($78) – ($60) million*

Additionally, at year-end 2023, EVgo expects to have a total of 3,400 – 4,000 DC fast charging stalls in operation or under construction.

*A reconciliation of projected Adjusted EBITDA (Non-GAAP) to net income (loss), the most directly comparable GAAP measure, is not provided because certain measures, including share-based compensation expense, which is excluded from adjusted EBITDA, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For a definition of Adjusted EBITDA and a reconciliation to the most directly comparable GAAP measure for historical periods presented in this release, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

Conference Call Information

A live audio webcast and conference call for EVgo’s first quarter 2023 earnings release will be held today at 11:00 a.m. ET / 8:00 a.m. PT. The webcast will be available at investors.evgo.com, and the dial-in information for those wishing to access via phone is:

Toll Free: (888) 340-5044 (for U.S. callers)
Toll/International: (646) 960-0363 (for callers outside the U.S.)

Conference ID: 6304708

This press release, along with other investor materials, including a slide presentation and reconciliations of certain non-GAAP measures to their nearest GAAP measures, will also be available on that site.

About EVgo

EVgo (Nasdaq: EVGO) is a leader in charging solutions, building and operating the infrastructure and tools needed to expedite the mass adoption of electric vehicles for individual drivers, rideshare and commercial fleets, and businesses. Since 2019 EVgo has purchased renewable energy certificates to match the electricity that powers its network. As one of the nation’s largest public fast charging networks, EVgo’s owned and operated charging network includes around 900 fast charging locations, 60 metropolitan areas and 30 states. EVgo continues to add more DC fast charging locations through EVgo eXtend™, its white label service offering. EVgo is accelerating transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations. With a rapidly growing network, robust software products and unique service offerings for drivers and partners including EVgo Optima™, EVgo Inside™, EVgo Rewards™, and Autocharge+, EVgo enables a world-class charging experience where drivers live, work, travel and play.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target," “assume” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding EVgo’s future financial and operating performance, revenues, capital expenditures, chargers in operation or under construction and network throughput; EVgo’s expectation of market position and acceleration in its business due to factors including increased EV adoption; and the Company’s collaboration with partners enabling effective deployment of chargers, including the anticipated benefits of its partnership with Chevron. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of EVgo’s management and are not predictions of actual performance. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including changes or developments in the broader general market; ongoing impacts from COVID-19 on EVgo’s business, customers, and suppliers; macro political, economic, and business conditions, including inflation and geopolitical conflicts that could impact EVgo’s supply chains; increased competition, including from new and existing entrants in the EV charging market; unfavorable conditions or further disruptions in the capital and credit markets and EVgo's ability to obtain additional capital on commercially reasonable terms; EVgo’s limited operating history as a public company; EVgo’s dependence on widespread adoption of EVs and increased installation of charging stations; mechanisms surrounding energy and non-energy costs for EVgo’s charging stations; the impact of governmental support and mandates that could reduce, modify, or eliminate financial incentives, rebates, tax credits, and other support available to EVgo; supply chain disruptions; EVgo’s ability to expand into new service markets, grow its customer base, and manage its operations; impediments to EVgo’s expansion plans, including permitting delays; the need to attract additional fleet operators as customers; potential adverse effects on EVgo’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by EVgo; risks related to EVgo’s dependence on its intellectual property; and risks that EVgo’s technology could have undetected defects or errors. Additional risks and uncertainties that could affect the Company’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EVgo” in EVgo’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”), as well as its other SEC filings, copies of which are available on EVgo’s website at investors.evgo.com, and on the SEC’s website at www.sec.gov. All forward-looking statements in this press release are based on information available to EVgo as of the date hereof, and EVgo does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Financial Statements

EVgo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,
	2023	December 31,
(in thousands)	(unaudited)	2022
Assets
Current assets
Cash, cash equivalents and restricted cash	$163,512	$246,193
Accounts receivable, net of allowance of $782 and $687 as of March 31, 2023 and December 31, 2022, respectively	29,263	11,075
Accounts receivable, capital-build	9,418	8,011
Prepaid expenses	4,077	4,953
Other current assets	10,501	5,252
Total current assets	216,771	275,484
Property, equipment and software, net	367,195	308,112
Operating lease right-of-use assets	54,670	51,856
Restricted cash	300	300
Other assets	2,137	2,308
Intangible assets, net	57,708	60,612
Goodwill	31,052	31,052
Total assets	$729,833	$729,724

Liabilities, redeemable noncontrolling interest and stockholders’ deficit
Current liabilities
Accounts payable	$18,640	$9,128
Accrued liabilities	40,126	39,233
Operating lease liabilities, current	5,590	4,958
Deferred revenue, current	24,529	16,023
Customer deposits	12,833	17,867
Other current liabilities	415	136
Total current liabilities	102,133	87,345
Operating lease liabilities, noncurrent	48,234	45,689
Earnout liability, at fair value	3,793	1,730
Asset retirement obligations	17,371	15,473
Capital-build liability	28,152	26,157
Deferred revenue, noncurrent	37,175	23,900
Warrant liabilities, at fair value	18,684	12,304
Total liabilities	255,542	212,598

Commitments and contingencies

Redeemable noncontrolling interest	1,525,282	875,226
Stockholders’ deficit	(1,050,991)	(358,100)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$729,833	$729,724

EVgo Inc. and Subsidiaries

Consolidated Statements of Operations

Unaudited

	Three Months Ended
	March 31,
(in thousands, except per share data)	2023	2022	Change %
Revenue	$25,300	$7,700	229%

Cost of revenue	18,917	4,846	290%
Depreciation, net of capital-build amortization	6,342	3,454	84%
Cost of sales	25,259	8,300	204%
Gross profit (loss)	41	(600)	107%

General and administrative expenses	37,889	25,428	49%
Depreciation, amortization and accretion	4,784	3,887	23%
Total operating expenses	42,673	29,315	46%
Operating loss	(42,632)	(29,915)	(43)%

Interest income	1,998	55	*
Other income (expense), net	1	(263)	100%
Change in fair value of earnout liability	(2,063)	(2,264)	9%
Change in fair value of warrant liabilities	(6,380)	(22,874)	72%
Total other expense, net	(6,444)	(25,346)	75%
Loss before income tax expense	(49,076)	(55,261)	11%
Income tax expense	(5)	(5)	— %
Net loss	(49,081)	(55,266)	11%
Less: net loss attributable to redeemable noncontrolling interest	(36,005)	(40,867)	12%
Net loss attributable to Class A common stockholders	$(13,076)	$(14,399)	9%

Net loss per share to Class A common stockholders, basic and diluted	$(0.18)	$(0.21)	14%

*Percentage greater than 999%.

EVgo Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended
	March 31,
(in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(49,081)	$(55,266)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, amortization and accretion	11,126	7,341
Net loss on disposal of property and equipment and impairment expense	3,460	1,010
Share-based compensation	6,427	3,506
Change in fair value of earnout liability	2,063	2,264
Change in fair value of warrant liabilities	6,380	22,874
Other	—	288
Changes in operating assets and liabilities
Accounts receivable, net	(18,188)	(257)
Receivables from related parties	—	1,499
Prepaid expenses and other current and noncurrent assets	(4,415)	3,538
Operating lease assets and liabilities, net	365	(2,135)
Accounts payable	6,493	154
Payables to related parties	—	25
Accrued liabilities	(799)	(2,596)
Deferred revenue	21,781	(561)
Customer deposits	(5,034)	(862)
Other current and noncurrent liabilities	79	(653)
Net cash used in operating activities	(19,343)	(19,831)
Cash flows from investing activities
Purchases of property, equipment and software	(65,246)	(28,274)
Proceeds from insurance for property losses	—	202
Net cash used in investing activities	(65,246)	(28,072)
Cash flows from financing activities
Proceeds from capital-build funding	2,216	4,099
Proceeds from exercise of warrants	—	2
Payments of issuance costs and deferred transaction costs	(308)	—
Net cash provided by financing activities	1,908	4,101
Net decrease in cash, cash equivalents and restricted cash	(82,681)	(43,802)
Cash, cash equivalents and restricted cash, beginning of period	246,493	485,181
Cash, cash equivalents and restricted cash, end of period	$163,812	$441,379

Use of Non-GAAP Financial Measures

To supplement EVgo’s financial information, which is prepared and presented in accordance with GAAP, EVgo uses certain non-GAAP financial measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EVgo uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. EVgo believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of EVgo’s recurring core business operating results.

EVgo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing EVgo’s performance. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. EVgo believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by EVgo’s institutional investors and the analyst community to help them analyze the health of EVgo’s business.

For more information on these non-GAAP financial measures, including reconciliations to the most comparable GAAP measures, please see the sections titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.

Definitions of Non-GAAP Financial Measures

EVgo uses the following non-GAAP financial measures, in each case as defined below: “Adjusted Cost of Sales,” “Adjusted Cost of Sales as a Percentage of Revenue,” “Adjusted Gross Profit (Loss),” “Adjusted Gross Margin,” “Adjusted General and Administrative Expenses,” “Adjusted General and Administrative Expenses as a Percentage of Revenue,” “EBITDA,” “EBITDA Margin,” “Adjusted EBITDA,” and “Adjusted EBITDA Margin.”  EVgo believes these measures are useful to investors in evaluating EVgo’s performance. In addition, EVgo management uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. EVgo believes that these measures help to depict a more meaningful representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future.

Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Adjusted General and Administrative Expenses, Adjusted General and Administrative Expenses as a Percentage of Revenue, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP.

EVgo defines Adjusted Cost of Sales as cost of sales before: (i) depreciation, net of capital-build amortization, and (ii) share-based compensation. EVgo defines Adjusted Cost of Sales as a Percentage of Revenue as Adjusted Cost of Sales as a percentage of revenue. EVgo defines Adjusted Gross Profit (Loss) as revenue less Adjusted Cost of Sales. EVgo defines Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. EVgo defines Adjusted General and Administrative Expenses as general and administrative expenses before (i) share-based compensation, (ii) loss on disposal of property and equipment and impairment expense, (iii) bad debt expense, and (iv) certain other items that management believes are not indicative of

EVgo’s ongoing performance. EVgo defines Adjusted General and Administrative Expenses as a Percentage of Revenue as Adjusted General and Administrative Expenses as a percentage of revenue. EVgo defines EBITDA as net income (loss) before (i) depreciation, net of capital-build amortization, (ii) amortization, (iii) accretion, (iv) interest income, and (v) income tax expense. EVgo defines EBITDA Margin as EBITDA as a percentage of revenue. EVgo defines Adjusted EBITDA as EBITDA plus (i) share-based compensation, (ii) loss on disposal of property and equipment and impairment expense, (iii) (gain) loss on investments, (iv) bad debt expense, (v) change in fair value of earnout liability, (vi) change in fair value of warrant liabilities, and (vii) certain other items that management believes are not indicative of EVgo’s ongoing performance. EVgo defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Reconciliations of Non-GAAP Measures

The following unaudited table presents a reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP measure, in each case, for the quarters ended March 31, 2023 and 2022:

Unaudited, dollars in thousands	Q1'23	Q1'22	Change

GAAP revenue	$25,300	$7,700	229%

GAAP net loss	$(49,081)	$(55,266)	11%
GAAP net loss margin	(194.0%)	(717.7%)	* bps
Adjustments:
Depreciation, net of capital-build amortization	6,468	3,517	84%
Amortization	4,119	3,365	22%
Accretion	539	459	17%
Interest income	(1,998)	(55)	*
Income tax expense	5	5	— %
EBITDA	(39,948)	(47,975)	17%
EBITDA Margin	(157.9%)	(623.1%)	* bps
Adjustments:
Share-based compensation	6,427	3,506	83%
Loss on disposal of property and equipment and impairment expense	3,460	1,010	243%
(Gain) loss on investments	(1)	255	(100)%
Bad debt expense	97	116	(16)%
Change in fair value of earnout liability	2,063	2,264	(9)%
Change in fair value of warrant liabilities	6,380	22,874	(72)%
Other[1]	1,455	(226)	744%
Adjusted EBITDA	$(20,067)	$(18,176)	(10)%
Adjusted EBITDA Margin	(79.3%)	(236.1%)	* bps

*Percentage greater than 999%, bps greater than 9,999 or not meaningful.

1 For the three months ended March 31, 2023, comprised primarily of costs related to the reorganization of Company resources previously announced by the Company on February 23, 2023 and the petition filed by EVgo in the Delaware Court of Chancery in February 2023 seeking validation of EVgo’s charter and share structure (the “205 Petition”), which are not expected to recur. For three months ended March 31, 2022 comprised primarily of insurance proceeds for property losses.

The following unaudited table presents a reconciliation of Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit (Loss) and Adjusted Gross Margin to the most directly comparable GAAP measures, in each case, for the quarters ended March 31, 2023 and 2022:

Unaudited, dollars in thousands	Q1'23	Q1'22	Change

GAAP revenue	$25,300	$7,700	229%
GAAP cost of sales	25,259	8,300	204%
GAAP gross profit (loss)	$41	$(600)	107%
GAAP cost of sales as a percentage of revenue	99.8%	107.8%	(800) bps
GAAP gross margin	0.2%	(7.8%)	800 bps

Adjustments:
Depreciation, net of capital-build amortization	$6,342	$3,454	84%
Share-based compensation	22	11	100%
Total adjustments	6,364	3,465	84%
Adjusted Cost of Sales	$18,895	$4,835	291%
Adjusted Cost of Sales as a Percentage of Revenue	74.7%	62.8%	1,190 bps
Adjusted Gross Profit	$6,405	$2,865	124%
Adjusted Gross Margin	25.3%	37.2%	(1,190) bps

The following unaudited table presents a reconciliation of Adjusted General and Administrative Expenses and Adjusted General and Administrative Expenses as a Percentage of Revenue to the most directly comparable GAAP measures for the quarters ended March 31, 2023 and 2022:

Unaudited, dollars in thousands	Q1'23	Q1'22	Change

GAAP revenue	$25,300	$7,700	229%
GAAP general and administrative expenses	$37,889	$25,428	49%
GAAP general and administrative expenses as a percentage of revenue	149.8%	330.2%	* bps

Adjustments:
Share-based compensation	$6,405	$3,495	83%
Loss on disposal of property and equipment and impairment expense	3,460	1,010	243%
Bad debt expense	97	116	(16)%
Other[1]	1,455	(226)	744%
Total adjustments	11,417	4,395	160%
Adjusted General and Administrative Expenses	$26,472	$21,033	26%
Adjusted General and Administrative Expenses as a Percentage of Revenue	104.6%	273.2%	* bps

*Bps greater than 9,999.

1 For the three months ended March 31, 2023, comprised primarily of costs related to the reorganization of Company resources previously announced by the Company on February 23, 2023 and the 205 Petition, which are not expected to recur. For the three months ended March 31, 2022, comprised primarily of insurance proceeds for property losses.

For investors:
investors@evgo.com

For Media:
press@evgo.com

Source: EVgo Inc.